Exhibit g.4

NUVEEN CALIFORNIA DIVIDEND ADVANTAGE MUNICIPAL FUND 2

RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT

This Agreement made this 26th day of May 2010 by and between Nuveen California Dividend Advantage Municipal Fund 2, a Massachusetts business trust (the “Fund”), and Nuveen Asset Management, a Delaware corporation (the “Adviser”);

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the “Agreement”) pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 2010 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 2011 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2011 and ratify and confirm the Agreement in all respects.

NUVEEN CALIFORNIA DIVIDEND ADVANTAGE MUNICIPAL FUND 2

	By:	/s/ Mark L. Winget
Vice President
ATTEST:

/s/ Virginia O’Neal
Assistant Secretary
NUVEEN ASSET MANAGEMENT

	By:	/s/ William T. Huffman
Managing Director
ATTEST:

/s/ Christopher Rohrbacher
Assistant Secretary